Exhibit 2.2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into on November 12, 2003, by and among General Electric Company, a New York corporation (“Parent”), and the stockholders of HPSC, Inc., a Delaware corporation (the “Company”), whose names appear on Schedule A hereto (each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrent with the execution of this Agreement, Parent, Patriot HFS, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as amended, modified or supplemented in accordance with its terms, the “Merger Agreement”), which provides for the acquisition of the Company by Parent, subject to certain conditions, through a merger whereby Merger Sub will merge into Company and the holders of the outstanding shares of common stock of the Company will be entitled to receive shares of common stock of Parent as provided in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the beneficial and record holder of the number of Shares (as defined below) set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, Parent and each Stockholder wish to provide for the voting of the Shares beneficially held by such Stockholder with respect to the adoption and approval of the Merger Agreement, the Merger and the other transactions contemplated;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement;

NOW, THEREFORE, as an inducement to Parent to enter into the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.                                       Certain Definitions. For purposes of this Agreement the following terms shall have the following meanings (all other capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement):

1.1                                 “Expiration Time” shall mean the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, giving effect to the proviso contained in Section 7.2 of the Merger Agreement regarding the Stockholders Meeting such that this Agreement shall not terminate prior to the Stockholders Meeting, and (ii) the Effective Time of the Merger.

1.2                                 “Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity or governmental authority.

1.3                                 “Shares” shall mean (with respect to each Stockholder): (i) all equity securities of the Company (including all shares of common stock or preferred stock, and all options, warrants and other rights to acquire shares of common stock or preferred stock) beneficially owned by such Stockholder as of the date of this Agreement and (ii) all additional equity securities of the Company (including all additional shares of common stock or preferred stock, and all additional options, warrants and other rights to acquire shares of common stock or preferred stock) which such Stockholder acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Time.

1.4                                 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, assigns, pledges, encumbers, grants an option with respect to, transfers or disposes of (by gift, operation of law or otherwise) such security or any interest in such security (except that the exercise of an option to purchase Shares by Stockholder shall not be deemed a Transfer); (ii) enters into an agreement or commitment providing for the sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of (by operation of law or otherwise) such security or any interest therein; or (iii) tenders, or agrees or commits to tender, any Shares in a tender offer, exchange offer, or like transaction (such a Transfer is referred to as a “Tender”).

2.                                       Transfer and Voting of Shares.

2.1                                 Transferee of Shares to be Bound by this Agreement. Each Stockholder agrees that, during the period from the date of this Agreement through the Expiration Time, such Stockholder shall not direct, cause or permit any Transfer of any of the Shares to be effected unless (i) such Transfer is not a Tender and (ii) the proposed transferee(s) agrees to be bound to the terms hereof and executes and delivers to Parent a voting agreement and proxy in the exact form of this Agreement prior to the Transfer, and that any attempted transfer not in compliance with the terms of this Agreement shall be null and void.

2.2                                 Transfer of Voting Rights. Each Stockholder agrees that, during the period from the date of this Agreement through the Expiration Time, such Stockholder (except as contemplated by this Agreement) shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of such Stockholder under this Agreement with respect to any of the Shares.

3.                                       Agreement to Vote Shares. Each Stockholder agrees that, during the period from the date of this Agreement through the Expiration Time, at every meeting of the stockholders of the Company (however called), and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, he shall be present (in person or by proxy) for purposes of establishing a quorum thereat and shall vote all of the Shares he beneficially owns, or shall cause such Shares to be voted, (i) in favor of the adoption, approval and consummation of the Merger Agreement, the Merger and the other transactions contemplated thereby, and in favor of any matter that could reasonably be expected to facilitate the Merger (to the extent that such Shares have a right to vote thereon), (ii) against any other Takeover Proposal or Superior Proposal, and (iii) against any proposal (other than the Merger Agreement) that could reasonably be expected to (A) result in any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company’s Certificate of Incorporation or By-laws; (B) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; (C) impair in any material respect the ability of the Company to perform its obligations under the Merger Agreement; or (D) otherwise prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

4.                                       Stockholder Capacity. Parent acknowledges and agrees that each Stockholder is executing and delivering this Agreement solely in his capacity as the record and beneficial owner of his Shares and no provision of this Agreement shall limit or otherwise restrict such Stockholder with respect to any act or omission that such Stockholder may undertake or authorize in his capacity as an officer of the Company or a member of the Board of Directors of the Company, as the case may be, including, without limitation, any vote that such Stockholder may make in his capacity as a director of the Company with respect to any matter presented to the Board of Directors of the Company.

5.                                       Irrevocable Proxy.

5.1                                 Revocation of Prior Proxies.  Each Stockholder hereby revokes any and all proxies or powers of attorney in existence immediately prior to the execution of this Agreement with respect to any Shares beneficially owned by such Stockholder.

5.2                                 Granting of Proxy.  Concurrently with the execution of this Agreement, each Stockholder shall deliver to Parent an originally executed proxy in the form attached hereto as Schedule B (the “Proxy”), which shall be coupled with an interest and shall therefore be irrevocable to the fullest extent permissible by law, with respect to the Shares referred to therein. Each Stockholder agrees that to the extent such Stockholder acquires additional Shares after the date hereof and prior to the Expiration Time, such Stockholder shall promptly deliver to Parent an originally executed Proxy with respect to such additional Shares.

6.                                       Representations and Warranties of the Stockholder. Each Stockholder represents and warrants to Parent that: (i) such Stockholder is the sole beneficial and record owner of the Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances, (ii) such Stockholder does not beneficially own any Shares other than those indicated on Schedule A to this Agreement, (iii) such Stockholder has full power and authority to make, enter into, and carry out the terms of this Agreement and the Proxy and that the terms of this Agreement and the Proxy do not conflict with, breach or otherwise violate any other agreement (or proxy) to which such Stockholder is a party, and (iv) no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon the arrangements made by or on behalf of Stockholder.

7.                                       Additional Documents.  Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

8.                                       Consents and Waivers.

8.1                                 Consummation of Merger.  Each Stockholder hereby gives any consents or waivers that are required for the consummation of the Merger under the terms of any agreements to which such Stockholder is a party or pursuant to any rights such Stockholder may have, in any case only in such Stockholder’s capacity as the holder of the Shares (and specifically excluding, for example, any agreement or rights Stockholder may have pursuant to any employment or severance agreement).

8.2                                 Waiver of Appraisal Rights.  Each Stockholder hereby waives any rights of appraisal or rights to dissent with respect to the Merger.

9.                                       No Solicitation.  Prior to the Expiration Date, each Stockholder shall not as a stockholder (either individually or through any representatives or agents): (i) solicit, initiate, or encourage (including by way of furnishing information), directly or indirectly, any inquiries regarding, or the submission of, any Takeover Proposal or Superior Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or Superior Proposal; or (iii) enter into any agreement with respect to any proposal for a Takeover Proposal or Superior Proposal or approve or resolve to approve any proposal for a Takeover Proposal or Superior Proposal.  Upon execution of this Agreement, each Stockholder shall (A) immediately cease any existing activities, discussion or negotiations with any parties conducted prior to such time with respect to any of the foregoing; and (B) promptly (but in all events within twenty-four hours) notify Parent of the existence of any proposal, discussion, negotiation, or inquiry received by such Stockholder with respect to a potential Acquisition Proposal and communicate the terms of any such proposal, discussion, negotiation, or inquiry to Parent (including provision to Parent of any written materials received by such Stockholder in connection with such proposal, discussion, negotiation, or inquiry).  Nothing in this Section 9 shall limit the operation of Section 4 hereof.

10.                                 Legend.  Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Shares, the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING AND TRANSFER OF THE SHARES REPRESENTED HEREBY.  ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL

BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.  A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Stockholder Shares or Stockholder Shares theretofore represented by a certificate carrying the Legend.

11.                                 Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Time.  Notwithstanding the foregoing, the provisions of Section 12 (Miscellaneous) shall survive the termination of this Agreement.

12.                                 Miscellaneous.

12.1                           Invalidity of Provisions.  Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties hereto waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties shall endeavor in good faith negotiations to replace any provision that is declared invalid or unenforceable with a valid and enforceable provision, the effect of which comes as close as possible to that of the invalid or unenforceable provision that it replaces, but is not more restrictive to the Stockholders than the provision declared invalid or unenforceable.

12.2                           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, heirs and legal or personal representatives, and shall survive the death or incapacity of any Stockholder; provided, however, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties hereto.

12.3                           Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent and Stockholders beneficially holding a majority of the Shares listed on Schedule A hereto. No such modification, amendment, alteration or supplement shall be binding on any individual Stockholder without such Stockholder’s written consent.

12.4                           Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity, all without the need to post a bond or other security.

12.5                           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given when actually received if delivered personally against written receipt, or telecopied with answer back confirmation, or mailed (postage prepaid by registered mail, return receipt requested), or sent by overnight courier, to the parties at the following addresses or facsimile numbers:

If to any Stockholder:

At the address and facsimile number specified on the signature page to this Agreement.

If to Parent:

General Electric Company
c/o GE Healthcare Financial Services
500 W. Monroe Street, 14th Floor
Chicago, Illinois 60661
Attention:        Anthony DiGiacomo
Facsimile No.: (312) 441-7783

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:        Steven R. Shoemate, Esq.
Facsimile No.: (212) 351-4035

All such notices, requests and other communications shall (i) if delivered personally, telecopied or couriered, be deemed given upon delivery and (ii) if mailed, be deemed given three (3) business days after mailing (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

12.6                           Governing Law. This Agreement and any disputes or controversies with respect hereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law that would apply the law of any other jurisdiction.

12.7                           Consent to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Chancery Courts of the State of Delaware and any Federal

court of the United States of America sitting in the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with applicable law, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.8                           Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

12.9                           Interpretation.

12.9.1                  The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

12.9.2                  Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

12.9.3                  “including” means “including, without limitation,”.

12.10                     Counterparts. This Agreement may be executed by facsimile signature and in several counterparts, each of which shall be an original, but all of which together, when executed and delivered, shall constitute one and the same agreement.

12.11                     No Third-Party Beneficiaries.  Other than the parties hereto, this Agreement is not intended to confer upon any person any rights or remedies hereunder.

12.12                 Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 12.12.

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed the day and year first above written.

GENERAL ELECTRIC COMPANY

By:	W.G. Olivant	John W. Everets
Name: W.G. Olivant		John W. Everets
Title:	Managing Director
Duly Authorized Signatory

Raymond R. Doherty
Raymond R. Doherty

Rene Lefebvre
Rene Lefebvre